The Trustees and Shareholders
Keystone Strategic Growth Fund (K-2)

     We consent to the use of our report dated December 8, 1995 incorporated by reference herein and to the reference to our firm under the caption "Financial Highlights" in the prospectus.

                                               /s/ KPMG Peat Marwick LLP
                                                   KPMG Peat Marwick LLP

Boston, Massachusetts
December 27, 1996